Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the foregoing Post-Effective Amendment No.3 to Form S-1 on Form S-3 (File No. 333-192649) of our reports dated March 16, 2015, relating to the financial statements of Lion Biotechnologies, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

July 6, 2015